Exhibit 99.1

NEWS RELEASE

CONTACT:          James M. Gasior

President & CEO

(330) 282-4111

Cortland Bancorp Announces Financial Results for the Third Quarter 2020

Net income for the quarter is 11% higher than in the 2019 third quarter, despite COVID-19 challenges

Positive performance driven largely by increased mortgage loan originations and expense control measures

 Board authorizes $0.14 per share dividend

CORTLAND, Ohio – October 26, 2020 -- Cortland Bancorp (NASDAQ: CLDB) announced its third quarter 2020 financial results.

Net income for the three months ending September 30, 2020 was $2.2 million, or $0.51 per share, versus $1.9 million, or $0.45 per share, for the third quarter of 2019 and $1.9 million or $0.47 per share for the second quarter of 2020.

The return on average assets ratio was 1.07% for the Company for this third quarter, while the return on average equity ratio was 11.22%.

Earnings per share the nine months ended September 30, 2020 and 2019, were $1.30 per share and $1.24, with net income of $5.5 million and $5.4 million, respectively. “Considering the substantial reduction in interest rates nationally and the ongoing provisioning for COVID-related conditions, we are pleased with the achieved performance level through the first nine months of the year,” said James Gasior, president and CEO.

Mortgage loan sales accounted for much of the revenue growth with the mortgage unit approaching record production for the year, improving gains on sales by nearly $800,000 for the quarter. On the expense side, a reduction in personnel and other operating costs also contributed to improved performance.

Gasior noted, “In this pandemic environment, in lieu of layoffs or furloughs, we were able to realize staff reductions through retirements and by not filling vacated positions, thus realizing savings in salaries and benefits. Additional operational cost savings were recognized through prudent cost containment measures.”

Cortland Bancorp Reports Earnings

October 26, 2020

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.39% and tangible equity to tangible assets of 9.62%.

Year-over-year third quarter performance improved despite the increase in the provision for credit losses directly attributable to the current COVID-19 pandemic. Specifically, increases in the allowance for credit losses were recognized in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of current economic conditions.

“Although the ultimate impact to business is unknown at the current time, a continued increase in credit provisioning is warranted given the economic disruption and uncertainty associated with the COVID-19 pandemic,” said Gasior.

Third Quarter 2020 Highlights (at or for the period ended September 30, 2020)

Net income of $2.2 million, or $.51 per share, for the third quarter of 2020 was a 12% improvement on the $1.9 million, or $.47 per share, reported for the second quarter of 2020, and 11% higher than the $1.9 million, or $.45 per share, for the third quarter of 2019. Likewise, pre-tax, pre-provision income for the third quarter 2020 was 22% higher than in the same quarter of 2019 and 11% higher when compared to the previous quarter. The Company overcame a lower net interest margin due to actions taken by the Federal Open Market Committee (“FOMC”) relative to interest rates by improving noninterest income and reducing expenses.

The Company's reduced net interest margin resulted in a modest decrease of $19,000 in net interest income for the third quarter ended September 30, 2020 versus the third quarter of 2019. However, benefiting from the lower rate environment, the mortgage banking operation recognized gains of $1.3 million on loan originations of $35.8 million for the third quarter of 2020 versus gains of $492,000 on loan originations of $16.6 million for the same period in 2019. Gains on mortgage originations accounted for 15% of all revenues for the third quarter compared to 6% of all revenues in the same quarter of 2019. The originations were comprised of both refinances of existing mortgage loans and new purchases of homes.

The efficiency ratio for the Company was 59.72% for the quarter versus 64.74% for the same period in 2019.

The return on average equity ratio for the Company was 11.22% for the quarter versus 10.71% for the same quarter in 2019.

A quarterly cash dividend of $0.14 per share will be payable on December 1, 2020 to shareholders of record on November 9, 2020. This equates to an annualized dividend yield of 3.8%.

Balance Sheet

Total assets were $812 million at September 30, 2020, compared to $701 million at September 30, 2019 and $780 million at June 30, 2020.

Total loans increased 9% year over year, led mainly by loans granted under the Paycheck Protection Program (“PPP”). According to Gasior, Cortland assisted 419 customers in obtaining funds under this government program, providing payroll and operating expense relief worth $56.4 million.

Total deposits grew by $93.5 million, or 16%, to $681 million for the third quarter of 2020 from $587 million in the third quarter of 2019. Noninterest-bearing deposits accounted for 29% of total deposits, while certificates of deposits were 16% of the deposit mix.

Cortland Bancorp Reports Earnings

October 26, 2020

“Stimulus payments provided by the government, as well as the PPP funds for our borrowers, have significantly contributed to deposit growth,” stated Gasior. “In addition, in this stay-at-home environment, depositors have increased their rate of saving.”

Asset Quality

A provision for loan losses of $525,000 was recorded for the three months ended September 30, 2020 versus $180,000 a year ago. The increase is attributable to additional qualitative factors, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $7.7 million, compared to $9.1 million a year earlier and $7.9 million at June 30, 2020. The ratio of nonperforming assets to total assets at quarter end was .95%. This reflects an improvement from the 1.30% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 78.04% at September 30, 2020. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans that are included in nonperforming loans at the end of the quarter were $5.8 million, compared to $6.3 million a year ago and $5.8 million on a linked quarter basis.

The Bank had received requests to modify 127 loans aggregating $123.7 million through April. Most of the requests involved the deferral of principal and interest payments and/or the extension of the maturity dates. As of September 30, 2020, only 40 loans aggregating $61.3 million remain in deferral.

The composition of these deferrals by industry is as follows:

Loan Modifications	As of September 30, 2020

Type of Loan	Number of Loans	Balance	% of Total Loans	% of Segment
		(In 000s)
One-to-four family residential	-	-	0%	0%
Consumer	-	-	0%	0%
Commercial and Industrial
Trucking	-	-	0%	0%
Other	6	7,669	1%	8%
Commercial Real Estate
Multi-family	2	5,591	1%	14%
Nonresidential	11	18,131	3%	18%
Hotels	7	21,831	4%	78%
Skilled nursing/ personal care	2	2,211	0%	3%
Other	12	5,849	1%	8%
Total	40	$61,282	11%

These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act. These loan deferrals are not included in our nonperforming loans previously disclosed. In addition to loan deferrals, we are also participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19." The Company approved 419 PPP loans totaling $56.4 million for small businesses, saving more than 7,829 jobs in the communities we serve.

Cortland Bancorp Reports Earnings

October 26, 2020

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2020, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	9.81%	8.80%	5.00%
Tier 1 risk-based capital ratio	13.35%	11.98%	8.00%
Total risk-based capital ratio	14.39%	14.04%	10.00%

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than Generally Accepted Accounting Standards (“GAAP”). Specifically, certain financial measures are based on core earnings rather than net income. Pre-tax, pre-provision income excludes the provision for loan losses and the income tax provision. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Pre-tax, pre-provision income is a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of pre-tax, pre-provision income is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

The following is a reconciliation between pre-tax, pre-provision income and earnings under GAAP:

IN 000s	THREE MONTHS ENDED			NINE MONTHS ENDED
	Sep 30, 2020	Sep 30, 2019	Jun 30, 2020	Sep 30, 2020	Sep 30, 2019
GAAP net income	$2,162	$1,945	$1,932	$5,465	$5,378
Provision for loan losses	525	180	450	1,575	535
Federal income tax expense	360	363	369	935	966
Pre-tax, pre-provision income	$3,047	$2,488	$2,751	$7,975	$6,879

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 13 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Cortland Bancorp Reports Earnings

October 26, 2020

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

October 26, 2020

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three Months Ended						Nine Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Var %	June 30, 2020	Var %		Sept. 30, 2020	Sept. 30, 2019	Var %
SUMMARY OF OPERATIONS
Interest income	$6,671	$7,224	(8)%	$6,618	1%		$20,219	$22,215	(9)%
Interest expense	(868)	(1,402)	(38)	(1,004)	(14)		(3,097)	(4,167)	(26)
Net interest income	5,803	5,822	—	5,614	3		17,122	18,048	(5)
Provision for loan losses	(525)	(180)	192	(450)	17		(1,575)	(535)	194
NII after loss provision	5,278	5,642	(6)	5,164	2		15,547	17,513	(11)
Investment security losses	—	—	—	18	(100)		18	(44)	(141)
Non-interest income	1,965	1,427	38	1,697	16		5,114	3,727	37
Non-interest expense	(4,721)	(4,761)	(1)	(4,578)	3		(14,279)	(14,852)	(4)
Income before tax	2,522	2,308	9	2,301	10		6,400	6,344	1
Federal income tax expense	360	363	(1)	369	(2)		935	966	(3)
Net income	$2,162	$1,945	11%	$1,932	12%		$5,465	$5,378	2%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,223	4,379	(4)%	4,223	—%		4,223	4,379	(4)%
Earnings per share, basic and diluted	$0.51	$0.45	13	$0.47	9		$1.30	$1.24	5
Dividends per share	0.14	0.11	27	0.14	—		0.47	0.38	24
Market value	15.17	21.90	(31)	13.22	15		15.17	21.90	(31)
Book value	18.51	16.93	9	17.94	3		18.51	16.93	9
Market value to book value	81.96%	129.36%	(37)	73.66%	11		81.96%	129.36%	(37)

BALANCE SHEET DATA
Assets	$811,625	$700,621	16%	$780,017	4%		$811,625	$700,621	16%
Investments securities	170,608	139,291	22	165,957	3		170,608	139,291	22
Total loans	534,146	488,435	9	528,097	1		534,146	488,435	9
Total deposits	680,640	587,128	16	648,417	5		680,640	587,128	16
Borrowings	37,243	25,462	46	39,483	(6)		37,243	25,462	46
Shareholders’ equity	78,148	74,153	5	75,772	3		78,148	74,153	5

AVERAGE BALANCE SHEET DATA
Average assets	$809,834	$694,421	17%	$774,804	5%		$766,308	$692,069	11%
Average total loans	530,704	483,590	10	521,447	2		518,230	486,430	7
Average total deposits	677,948	580,971	17	648,287	5		639,938	580,547	10
Average shareholders' equity	77,048	72,667	6	73,960	4		76,867	69,301	11

ASSET QUALITY RATIOS						#
Net recoveries (charge-offs)	$—	$(24)	(100)%	$(17)	(100)%		$5	$(92)	(105)%
Net recoveries (charge-offs) to average loans	—%	(0.02)%	(100)	(0.01)%	(100)		—%	(0.03)%	(100)
Non-performing loans as a % of loans	1.45	1.87	(22)	1.50	(3)		1.45	1.87	(22)
Non-performing assets as a % of assets	0.95	1.30	(27)	1.02	(6)		0.95	1.30	(27)
Allowance for loan losses as a % of total loans	1.13	0.95	19	1.05	8		1.13	0.95	19
Allowance for loan losses as a % of non-performing loans	78.04	50.90	53	69.71	12		78.04	50.90	53

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.17%	3.70%	(14)%	3.21%	(1)%		3.30%	3.80%	(13)%
Return on average equity - Company	11.22	10.71	5	10.45	7		9.48	10.35	(8)
- Bank	12.55	12.17	3	12.46	1		11.19	12.56	(11)
Return on average assets - Company	1.07	1.12	(5)	1.00	7		0.95	1.04	(8)
- Bank	1.14	1.22	(7)	1.14	—		1.08	1.20	(10)
Efficiency ratio - Company	59.72	64.74	(8)	61.62	(3)		63.18	67.52	(6)
- Bank	57.28	61.83	(7)	57.65	(1)		59.45	62.39	(5)

CAPITAL RATIOS
Tier 1 leverage ratio - Company-	9.81%	11.23%	(13)%	10.00%	(2)%		9.81%	11.23%	(13)%
- Bank	8.80	10.07	(13)	8.93	(1)		8.80	10.07	(13)
Common equity tier 1 ratio - Company	12.50	12.69	(1)	12.57	(1)		12.50	12.69	(1)
- Bank	11.98	12.16	(1)	12.02	—		11.98	12.16	(1)
Tier 1 risk-based capital ratio - Company	13.35	13.56	(2)	13.44	(1)		13.35	13.56	(2)
- Bank	11.98	12.16	(1)	12.02	—		11.98	12.16	(1)
Total risk-based capital ratio - Company	14.39	14.38	—	14.41	—		14.39	14.38	—
- Bank	14.04	14.04	—	14.05	—		14.04	14.04	—